Exhibit (d)(8)(vi)

TRANSAMERICA FUNDS

AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

J.P. MORGAN INVESTMENT MANAGEMENT INC.

THIS AMENDMENT is made as of April 27, 2020 to the Investment Sub-Advisory Agreement dated as of November 7, 2005, as amended, (the “Agreement”) between Transamerica Asset Management, Inc. (“TAM”) and J.P. Morgan Investment Management Inc. (“JPMorgan”).

In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Schedule A. Schedule A to the Agreement is hereby deleted entirely and replaced as follows:

PORTFOLIOS	SUB-ADVISER COMPENSATION[1]
Transamerica Balanced II2	0.225% of the first $500 million; 0.20% over $500 million up to $1 billion; 0.16% over $1 billion up to $5 billion; and 0.15% over $5 billion.[3]

Transamerica Core Bond	0.11%

Transamerica Mid Cap Value	0.40%

Transamerica Multi-Managed Balanced[2]	0.225% of the first $500 million; 0.20% over $500 million up to $1 billion; 0.16% over $1 billion up to $5 billion; and 0.15% over $5 billion.[3]

[1]	As a percentage of average daily net assets on an annual basis.
[2]	With respect to such portion of the Fund’s assets as shall be allocated to J.P. Morgan Investment Management Inc. by TAM from time to time.
[3]

The sub-advisory fees are determined on the basis of the combined assets of the JPMorgan subadvised portions of the assets of Transamerica Multi-Managed Balanced, Transamerica Multi-Managed Balanced VP (a series of Transamerica Series Trust), Transamerica JPMorgan Enhanced Index VP (a series of Transamerica Series Trust), Transamerica Balanced II, and Aegon Balanced Ret Opt (a separate account).

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In all other respects, the Agreement dated November 7, 2005 is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of April 27, 2020.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:
Name:	Christopher A. Staples
Title:	Senior Vice President

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:
Name:	Robert Kravantka
Title:	Vice President